Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2021, with respect to the consolidated financial statements of LiveRamp Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the change in the Company’s method of accounting for leases as of April 1, 2019 due to the adoption of ASU No 2016-02, codified as ASC 842, Leases.

/s/ KPMG LLP

Dallas, Texas

August 6, 2021